Exhibit 99.5

FORM OF

CONSENT AND CONVERSION AGREEMENT

THIS CONSENT AND CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of                     , by and between i2 Technologies, Inc., a Delaware corporation (the “Company”), and                      (“Holder”).

RECITALS

A. The Company, JDA Software Group, Inc., a Delaware corporation (“Parent”), and Iceberg Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger dated as of August 10, 2008 (the “Merger Agreement”). The Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company to survive the Merger and with the Merger to become effective at the time (the “Effective Time”) specified in the Merger Agreement (the Merger, the Merger Agreement and the related financing and refinancing transactions contemplated thereby are referred to collectively as the “Proposed Transaction”).

B. The Company has previously issued 5% Senior Convertible Notes due 2015 in an aggregate principal amount of $86,250,000 (the “Notes”) pursuant to the Indenture, dated as of November 23, 2005, (as amended, supplemented and otherwise modified from time to time, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to JPMorgan Chase Bank, National Association, as trustee (“Trustee”).

C. Holder is, as of the date hereof, the beneficial owner of (i) $             aggregate principal amount of the Notes, and (ii) warrants (the “Warrants”) to acquire              shares of the Company’s common stock, par value $0.00025 per share (the “Common Stock”) that were issued by the Company in connection with the Notes.

D. In consideration of the transactions described herein, Holder desires to consent to the Merger under the Indenture, elect to have the Holder Notes (as defined herein) converted in accordance with the applicable provisions of the Indenture, and to have the Warrants purchased by the Company.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Unless otherwise expressly provided herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Indenture. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority).

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation to which any party is a party, or by which such party or any of its respective properties or assets may be bound or affected.

“Expiration Date” has the meaning set forth in Section 8 below.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.

“Holder Notes” means (i) all of the Notes owned, beneficially or of record, by Holder as of the date hereof, and (ii) all additional outstanding Notes acquired by Holder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of The NASDAQ Stock Market).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“SEC” means the United States Securities and Exchange Commission.

“Transfer” means, with respect to any security (including, without limitation, the Holder Notes and the Warrants), the sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or other disposition of such security or any right, title or interest therein (including, but not limited to, any right or power to vote to which Holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Consent and Conversion of the Holder Notes.

(a) Holder is, as of the date hereof, the beneficial owner of $             aggregate principal amount of Notes and hereby agrees that upon receipt by Holder of a Notice of Convertibility with respect to the Proposed Transaction, that Holder will within the Fundamental Change Conversion/Repurchase Period for the Proposed Transaction that is specified in the Notice of Convertibility deliver (and not withdraw) a Conversion Notice covering all of the Holder Notes in accordance with (and will otherwise take all actions required by) the terms and conditions set forth in Article 4 of the Indenture, including, without limitation, the conversion procedures set forth in Section 4.2(a) thereof.

(b) To the extent that any consent of holders of Notes is required under the Indenture in respect of any aspect of the Proposed Transaction, Holder hereby consents, on behalf of all of the Holder Notes, to the Proposed Transaction. Holder hereby agrees that within two Business Days after receiving a written request from the Company, it will deliver such further written consents in favor of the Proposed Transaction or the other matters set forth herein and such instructions through its nominee to the record holder of the Holder Notes as may be reasonably requested by the Company in order to effectuate the consents contemplated hereby.

(c) Holder hereby agrees to promptly direct and instruct any and all record owners, agents, representatives, custodians, trustees and other representatives holding any of the Holder Notes to agree and consent to, execute and deliver and perform any other actions reasonably necessary to promptly effect, consummate, confirm or evidence the waivers and consents provided hereunder and to give effect to the waivers and amendments and supplements provided under the Supplemental Indenture dated September 11, 2008 between the Company and the Trustee attached hereto as Exhibit A (the “Supplemental Indenture”), including, but not limited to, the signature annex hereto.

(d) Holder irrevocably ratifies and consents to Supplemental Indenture.

(e) To the extent that Section 11.4 of the Indenture gives Holder the right to waive the consents, amendments, waivers and other matters granted or agreed to by Holder under this Agreement, Holder hereby waives such right.

3. Sale of Warrants; Termination of Registration Rights Agreement.

(a) Holder hereby agrees to sell its Warrants to the Company in connection with the Proposed Transaction pursuant to Section 3 of the Warrant to Purchase Common Stock dated November 23, 2005 (the “Warrant Agreement”), with such sale to be effective as of (and conditioned upon the occurrence of) the Effective Time. Holder further agrees to comply with all provisions of the Warrant Agreement relating to such sale (including, without limitation, provisions relating to surrender of warrant certificates and the like). The parties hereby agree that the purchase price for the Warrants shall be calculated pursuant to the penultimate sentence of Section 3 of the Warrant Agreement and shall be paid to Holder at the Effective Time against the surrender by Holder of the certificates evidencing the Warrants.

(b) Holder hereby agrees that the Registration Rights Agreement dated as of November 23, 2005 among the Company and the other parties thereto will, without the need for any further action by Holder, be terminated and cease to be of any further force or effect effective as of the Effective Time, provided that the payment of all amounts to the Holder contemplated under this Agreement has been made (provided, that any provisions thereof that survive termination by their express terms will continue to survive in accordance with their terms and any provisions thereof that require the consent of other holders of warrants to be terminated will survive until the consent of such other holders is obtained).

4. Transfer and Other Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Holder shall not, except in connection with the Merger, Transfer any of the Holder Notes or the Warrants, or enter into an agreement, commitment or other arrangement with respect thereto unless (i) Holder gives prior written notice to the Company of the name of the proposed transferee and (ii) the transferee agrees in writing to be subject to and bound by the terms of this Agreement and a copy of such written agreement is provided to the Company within two Business Days after such Transfer is consummated.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Holder will not commit any act or enter into any agreement, commitment or other arrangement that could restrict or affect such Holder’s legal power, authority and right to convert any Holder Notes, to consent to the Merger under the Indenture (including, without limitation, any waivers and amendments thereto) or otherwise prevent or disable Holder from performing any of its obligations under this Agreement.

5. Payments to Holder.

(a) The Company and Holder each hereby agree that (i) the amount of the Conversion Obligation that Holder is entitled to receive under Section 4.5(a)(1) of the Indenture in respect of the conversion of the Holder Notes is an amount in cash for each $1,000 principal amount of the Holder Notes equal to (A) the Common Stock Merger Consideration (as defined in the Merger Agreement) multiplied by (B) the Conversion Rate (as defined in the Indenture) (which product as of the date hereof and based on the Common Stock Merger Consideration being $14.86 in cash per share of Common Stock and the Conversion Rate being 64.6517 shares of Common Stock for each $1,000 principal amount of the Notes, results in an amount of $960.72426 in cash for each $1,000 principal amount of the Holder Notes) (the “Conversion Obligation”), and (ii) the Holder is entitled to receive in cash the Make-Whole Premium as calculated under Section 5.2 of the Indenture in respect of the conversion of the Holder Notes (which as of the date hereof and based on the Common Stock Merger Consideration being $14.86 in cash per share of Common Stock, results in an amount of $144.10782 in cash for each $1,000 principal amount of the Holder Notes). Each of the Conversion Obligation and the Make-Whole Premium are subject to proportional increase or decrease, as the case may be, in the event of any increase or decrease of the Common Stock Merger Consideration.

(b) Notwithstanding Section 5.1(b) of the Indenture, Holder will be entitled to receive any accrued but unpaid interest upon conversion of the Holder Notes except as otherwise set forth in Section 5.1(c) of the Indenture.

(c) In consideration of Holder performing and complying with each of its agreements and obligations set forth in this Agreement, the Company agrees that in addition to the Conversion Obligation and the Make-Whole Premium, that the Company will also pay to Holder, at the same time and place that the Conversion Obligation and Make-Whole Premium are paid, cash in an amount equal to $86.9565 for each $1,000 principal amount of the Holder Notes (the “Consent Premium”). Holder acknowledges and agrees that it will not be entitled to receive any payments in respect of the Holder Notes in connection with the Proposed Transaction (including without limitation the Conversion Obligation, the Make-Whole Premium and the Consent Premium) unless and until the Supplemental Indenture is in full force and effect in its entirety and the Effective Time occurs. An equivalent amount of Conversion Obligation, Make-Whole Premium and Consent Premium per $1,000 principal amount of outstanding Notes (other than the Holder Notes) will also be offered to all of the other holders of Notes who convert their respective Notes in accordance with the terms and conditions of the Indenture in connection with, and as a result of, the Proposed Transaction.

(d) Upon receipt of all amounts due Holder under this Agreement and conditioned on the occurrence of the Effective Time, Holder agrees that it shall not be entitled to receive any amounts in respect of the Holder Notes (whether in respect of the principal of, or interest on, the Holder Notes or in respect of the Make Whole Premium or otherwise) other than the payments set forth in this Section 5.

(e) Holder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Holder’s execution and delivery of this Agreement and the agreements, covenants, representations and warranties of Holder contained herein.

6. Representations and Warranties of Holder.

(a) Holder hereby represents and warrants to the Company, as of the date hereof and as of the Effective Time, as follows: (i) Holder is the beneficial or record owner of the Holder Notes and the Warrants indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case, that would impair or adversely affect Holder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of the Company or that exist pursuant to securities laws; (ii) Holder has full power and authority to make, enter into and carry out the terms of this Agreement; and (iii) this Agreement has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder enforceable against Holder in accordance with its terms; (iv) Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933; and (v) Holder is a qualified institutional buyer as defined in Regulation 144A promulgated under the Securities Act of 1933.

(b) Holder further represents and warrants to the Company, as of the date hereof and as of the Effective Time that the execution and delivery of this Agreement and the performance by Holder of Holder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Holder is a party or by which Holder (or any of Holder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Holder’s ability to perform Holder’s obligations under this Agreement or render inaccurate any of the representations made by Holder herein.

7. Representations and Warranties of Company.

(a) The Company hereby represents and warrants to Holder, as of the date hereof and as of the Effective Time, as follows: (i) the Company has full power and authority to make, enter into and carry out the terms of this Agreement; and (ii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Company further represents and warrants to Holder, as of the date hereof and as of the Effective Time, that the execution and delivery of this Agreement and the performance by the Company of its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Company is a party or by which the Company (or any of the Company’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect the Company’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by the Company herein.

8. Termination. This Agreement shall terminate (a) upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, and (ii) if the Effective Time shall not have occurred, the six month anniversary of the date on which the Merger Agreement is executed and (b) at any time as agreed to by Holder and the Company (such date under (a) or (b) hereof constituting the “Expiration Date”). In the event that the Expiration Date occurs pursuant to the preceding sentence, then notwithstanding anything in this Agreement or the Indenture to the contrary, (1) any Notice of Convertibility delivered by the Company and/or any Conversion Notice delivered by Holder hereunder shall be deemed rescinded; (2) Holder will not be entitled to receive any payments in respect of the Holder Notes or the Warrants in connection with the Proposed Transaction (including without limitation the Conversion Obligation, the Make-Whole Premium and the Consent Premium); and (3) any waivers, consents or amendments granted or agreed to by Holder pursuant to Section 2 hereof will no longer be valid or effective. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Holder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts of the Borough of Manhattan, State of New York, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state and federal courts of the Borough of Manhattan, State of New York.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto. Notwithstanding the preceding sentence, this Agreement may be assigned to Parent and/or Merger Sub in connection with the Merger without the prior written consent of any of the parties hereto and shall be binding upon and enforceable by and inure solely to the benefit of, Parent, the Holder, the Company and Merger Sub at such time and thereafter. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, Parent and Merger Sub) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Holder agrees to cooperate with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Holder hereby agrees that Parent and the Company may publish and disclose in the Company’s proxy statement relating to the Company Stockholders’ Meeting (including all documents and schedules filed with the SEC) (such proxy, the “Merger Proxy”), Holder’s identity and ownership of the Holder Notes and the Warrants and the nature of Holder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at their respective addresses or facsimile numbers shown below their signatures on the last page hereof (or to such other address or facsimile as a party may designate by notice to the other parties).

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signatures pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:	HOLDER:

i2 TECHNOLOGIES, INC.

By:	By:

Its:	By:

Name:
Address:	Title:
11701 Luna Road
Dallas, Texas 75234
Attn: Michael Berry, CFO	Address:
Facsimile: 469-357-6893

Securities Beneficially Owned by Holder:

$ aggregate principal amount of 5% Notes

shares subject to the Warrants

[SIGNATURE PAGE TO CONSENT AND CONVERSION AGREEMENT]

SIGNATURE ANNEX TO CONSENT FORM

I2 TECHNOLOGIES, INC. – CONSENT DATED SEPTEMBER     , 2008

A DTC Participant must execute this Consent Form exactly as its name appears on DTC’s position listing as of the Record Date.

1.	The DTC participant signing this Signature Annex is:

Participant Account Number:

Company Name:

Contact Person:

Mailing Address:

Tax Identification Number:

Telephone:

E-mail Address:

2.	The Securities with respect to which this Signature Annex relates and with respect to which you consent to the Proposed Amendments are:

CUSIP(s)	Principal Amount(s)

3.	Provide the Unique Reference Identifier for this consent as a seven-digit number that starts with your 4-digit participant account number and ends with a sequential number that you choose. For example, if your participant account number is 902, then you might use 0902001 for your first consent and 0902002 for your second consent.

☐	☐	☐	☐	☐	☐	☐

If two or more Signature Annexes have the same Unique Reference Identifier, they may all be considered defective.

4.	The undersigned hereby makes all acknowledgments, representations, warranties, agreements and authorizations described in the Consent to which this Signature Annex relates.

Signature of Authorized Signatory:

Name of Authorized Signatory:

Title:	Date:

EXHIBIT A

SUPPLEMENTAL INDENTURE